Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 13, 2017, with respect to the financial statements of Puebla Resources Corp. (the “Company”), included in the Registration Statement (Form S-1) and related Prospectus of the Company for the registration of 1,500,000 shares of its common stock.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey

March 13, 2017